Exhibit 10.1

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”) is made and entered into by Paul Colvin (“Employee” or “You” or “Your”) and Syneos Health, Inc., any parent, subsidiary, affiliate, successor, predecessor or otherwise related companies, and the past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers and employee benefit programs of any of them, and their agents and insurers (collectively, referred to in this Agreement as “Syneos Health” or the “Company”). This Agreement supersedes all prior employment agreements or arrangements of any kind Employee may have entered into with the Company. This Agreement shall become effective as of the Effective Date defined below.

This Agreement is the product of negotiation and compromise between Employee and the Company. Employee has carefully considered other alternatives to executing this Agreement. In consideration of the severance pay and benefits (“Severance Benefits”) provided to Employee as set forth in the Syneos Health, Inc.’s Executive Severance Plan (the “Severance Plan”) and in more detail below, it is agreed by the parties as follows:

1.
Separation from Employment. You acknowledge and agree that Your employment with the Company will end on September 30, 2022 (the “Separation Date”). Regardless of signing this Agreement, You will be paid for all outstanding wages earned through and including the Separation Date, which will be paid on the next regular payday, or as required by law. You agree to execute a resignation letter stating that effective as of June 30, 2022, or such earlier date as required or requested by the Company, You resign as any officer or director with the Company or any of its Affiliates.
2.
Supplemental Release. A material condition to this Agreement is that Employee signs the Supplemental Release Agreement attached as Exhibit A hereto (“Supplemental Release Agreement”) on or after the Separation Date but before three (3) calendar days after the Separation Date. Without limiting the Company’s other remedies, Employee understands and agrees that Employee’s failure to timely execute and return the Supplemental Release Agreement will require Employee to repay all of the consideration and benefits provided to Employee in this Agreement, except as set forth in Section 5(c) below.
3.
Consideration.
a.
Provided that You timely sign this Agreement and the Supplemental Release Agreement attached as Exhibit A, the Company agrees to provide You with a payment of twelve (12) months of severance at your current salary ($567,000) and one year of target bonus ($396,900), for a total amount of One Million, One Hundred and Five Thousand and Six Hundred and Fifty Dollars ($1,105,650.00), together with the COBRA subsidy payment described in 3(b), if applicable, less applicable taxes and withholdings (the “Payment”). The Payment shall be payable by the Company in equal installments during the twelve (12) months following the Separation Date, consistent with

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the company’s regularly scheduled payroll, starting with the next regularly scheduled payroll period after the Effective Date defined in Section 11 below.
b.
As of the Separation Date, You will become ineligible to participate in the Company’s health insurance program subject to Your right, if any, to continuation coverage under COBRA. To the extent You timely elects benefit continuation coverage under COBRA, your Payment will include an amount equal to the aggregate amount of the full premium (i.e., the Your and Company’s portion) for benefit coverage continuation under COBRA as provided under the Company’s group health plans in effect for the You and Your eligible dependents who are participating in the Company’s group health plans as of immediately prior to the Separation Date for a period of twelve (12) months. (For the avoidance of any doubt, the cash amount payable pursuant to this Section shall be includible in the Your income and shall supersede and be in lieu of any amounts payable to the You pursuant to the Your employment agreement or any other arrangement providing for the payment of COBRA continuation coverage for the Participant.)
4.
Release of Claims.
a.
In exchange for the Company providing You with the payments and other benefits set forth in this Agreement, which You acknowledge You would not be entitled to in the absence of this Agreement (and Your execution and non-revocation of the Release of Claims set forth in this Agreement), to the fullest extent allowed by applicable law, You, individually and on behalf of Your heirs, executors, personal representatives, administrators, agents and assigns, forever waive, release, give up and discharge all waivable claims, liabilities and other causes of action, real or perceived, whether now known or unknown, against the Company, its parent, subsidiaries, affiliates, and other related and affiliated companies, their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, and all of their past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Agreement), which have arisen, occurred or existed at any time prior to the date of this Agreement (or which You may have in the future as a result of acts that occurred prior to the date You sign this Agreement), including, without limitation, any and all claims, liabilities and causes of action arising out of, relating to, or in connection with Your employment with the Company, any terms, conditions or privileges related to Your employment with the Company, the termination of Your employment by the Company, the payment or non-payment of Your salary, bonuses or equity compensation or other incentive compensation by the Company, claims of wrongful discharge, retaliation, defamation, hostile environment, discrimination, personal injury, physical injury, misrepresentation or emotional distress, any change in control of the Company, and all alleged violations of federal, state or local fair employment practices or laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e), et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Older Worker Benefits Protection Act, 29 U.S.C. § 626(f), et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq., the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the

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Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Fair Labor Standards Act, 29 U.S.C. § 215(a)(3), et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206, et seq., the Lilly Ledbetter Fair Pay Act of 2009, H.R. 11, the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, the common law of the State of North Carolina, and all other federal or state or local laws, regulations, rules, ordinances, or orders prohibiting employment discrimination or regulating employment or termination of employment, as they may be amended. Without limiting the generality of the foregoing, You also forever waive, release, discharge and give up all claims, real or perceived and now known or unknown, for breach of implied or express contract, including but not limited to breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States, North Carolina or other applicable state Constitution. This waiver and release is of Your rights to all remedies and damages available to You in law or equity, including but not limited to Your right to compensation, back pay, front pay, non-economic damages, punitive and exemplary damages, statutory damages, attorneys’ fees, injunctive relief and declaratory judgments. Nothing in this Agreement shall be construed to release any claims or waive any substantive rights that cannot be released or waived as a matter of applicable law. You further consciously intend these consequences even as to claims for damages that may exist as of the date this Agreement is executed that You do not know exist, and which, if known, would materially affect Your decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.
b.
Notwithstanding the release contained in Section 4.a above, You do not waive Your entitlement to receive any 401(k), pension plan benefits, or Company ERISA-covered benefits that shall have vested (if any) as of the date You sign this Agreement to the extent You have any entitlement to those benefits under the terms of the relevant plans.
c.
The release contained in Section 4.a above does not apply to any claims or rights that may arise after the date You sign this Agreement, claims regarding Company expense reporting policies or claims that the controlling law clearly states may not be released by private agreement. You also understand that You are not waiving Your rights to unemployment compensation.
5.
Covenant Not to Sue.
a.
You warrant that You do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative or arbitral agency, and You further agree and covenant not to sue, file a lawsuit, or commence any other proceeding, arbitral, administrative or judicial action, against any of the Released Parties in any court of law or equity, or before any arbitral body or administrative agency, with respect to any matter released in Section 4 above; provided, however, that this covenant not to sue does not affect Your right to enforce this Agreement in a court of competent jurisdiction and does not affect Your right to file

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a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf. Notwithstanding the foregoing, nothing herein shall limit Your right to receive an award for information provided to the Securities and Exchange Commission.
b.
Nothing in this Agreement prohibits You from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and You are not required to notify the Company that You have made such reports or disclosures.
c.
Should You file a lawsuit with any court concerning any claim, demand, issue, or cause of action waived, released or discharged through this Agreement or otherwise in breach of Section 5.a above, You agree (i) that any amounts payable or paid to You, as applicable, pursuant to Section 3 of this Agreement shall no longer be payable and, if already paid, You agree to repay all but one-hundred ($100) of the Payment made to You; and (ii) to the fullest extent allowed by applicable law, to indemnify the Released Parties for all costs and expenses incurred by them in defending such lawsuit. You further agree that nothing in this Agreement shall limit the right of a court to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.
d.
You agree not to advocate or incite the institution of, or assist or participate in, any suit, unrest, complaint, charge or administrative proceeding by any other person against any of the Released Parties, unless compelled by legal process to do so. Nothing in this Section 5 shall prohibit any Party from lawfully participating or cooperating in an investigative proceeding of any federal, state or local government agency.
6.
Non-Admission of Liability. You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe You any money or have acted wrongfully, unlawfully, or unfairly in any way towards You. In fact, You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to You at any time.
7.
Confidentiality of Agreement; Non-Disparagement. You acknowledge and agree that You shall not publicize, communicate, authorize or permit the publication or communication in any form whatsoever of the contents of the Agreement or the events giving rise thereto, except to Your immediate family, Your financial advisors and/or legal counsel, or where required by law. Further, You undertake and agree that You shall not defame, disparage or otherwise speak negatively about the Company, Your employment at the Company or the circumstances surrounding Your separation.

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8.
Confidentiality of the Company’s Confidential Information. You acknowledge that due to the position that You occupied and the responsibilities that You held at the Company, You may have received Confidential Information concerning the Company’s products, computer processes, data systems, employment policies, procedures, customers, sales, client lists, prices, personnel, employee relations, internal documents and programs, contracts, and the like. You hereby promise and agree that, unless compelled by legal process, You will not disclose to others and will keep confidential all information You have received while employed by the Company or any entity of which the Company has acquired its assets, concerning products, processes, and procedures, internal capabilities, the identities of customers, sales, prices, personnel, the terms of any contracts with third parties, and any and all proprietary information. You agree that a violation by You of the foregoing obligation to maintain the confidentiality of the Company’s Confidential Information will constitute a material breach of this Agreement. You further agree that all materials, computer and telephone equipment, documents, information, programs, and suggestions provided for the Company by You in connection with Your employment shall be the exclusive property of the Company or its designee. All information contained in any computer databases generated by You in connection with Your employment shall be the property of the Company or its designee, and the Company may use the data in any way it deems appropriate. Any copyrightable work created by You on behalf of the Company shall be considered work made for hire, whether published or unpublished, and all rights therein shall be the property of the Company as author and owner of copyright in such particular work. Notwithstanding the above, the Company acknowledges that You may possess and reserve Your rights in certain inventions, know-how, and improvements that can be clearly substantiated to have been entirely independently developed by You and can be shown to be unrelated to the Company and Your performance for the Company.
9.
Representations and Indemnification.
a.
You represent and affirm that You will abide by the post-employment restrictive covenants provided for in Sections 2 and 3 of your Global Restricted Stock Unit (RSU) Award Agreement dated 18 January 2022 (the “RCA”) at Attachment A, between You and the Company.
b.
You agree that You will indemnify and hold the Released Parties from any loss, cost, damage or expense (including attorneys’ fees) incurred by the Released Parties arising out of Your breach of any portion of this Agreement or any post-employment restrictive covenant. You further acknowledge and agree that if You breach this Agreement or an post-employment restrictive covenant, the Company will be damaged irreparably and the Company shall be entitled to an injunction or injunctions to prevent such breach and to enforce specifically this Agreement and the terms, conditions and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.
c.
You also agree and understand that Your entitlement to and retention of the Payment the Company has agreed to provide to You pursuant to Section 3 of this Agreement is expressly conditioned upon Your fulfillment of Your promises herein and any applicable post-employment restrictive covenants. You agree, to the extent permitted or required by law, that should You breach any portion of this Agreement or any post-employment restrictive covenant (i) that any amounts payable or paid to You, as applicable, pursuant to Section 3 of this Agreement shall no longer be

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payable and (ii) to repay all but one-hundred ($100) of the Payment made to You, within seven (7) days of the Company providing You with written notice of Your breach of any provision of this Agreement and any applicable post-employment restrictive covenants. Prior to any demand being made for repayment of any Payment made to You, the Company shall provide You with written notice of the purported breach of this Agreement or any applicable post-employment restrictive covenant and a ten (10) day period to cure any such purported breach or violation. In the event You cure any purported breach or violation within the cure period, the Company shall not demand repayment of the Payment resulting from such purported breach or violation, but reserves the right not to provide any future Payments under Section 3 to You. The Company shall determine whether a breach has occurred in its sole discretion and under any applicable law or regulation.
10.
Miscellaneous.
a.
Governing Law and Venue. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) including resolutions of disputes that may be based upon, arise out of or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made or in connection with this Agreement or as an inducement to enter into this Agreement) (each a “proceeding”) shall be governed by, and construed in accordance with, the laws of the State of North Carolina, regardless of laws that might otherwise govern under any applicable conflict of laws principles. Any action relating to this Agreement shall be instituted and prosecuted only in the federal or state courts of Wake County, North Carolina and the Company and Employee hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue and jurisdiction over the person. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties, by virtue of the identity, interest, or affiliation of its preparer.
b.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity and severed from this Agreement, without invalidating the remainder of such provision or remaining provisions of this Agreement.
c.
Proper Construction. The language of this Agreement shall be construed within the context of the whole Agreement and according to its fair meaning, and not strictly for or against any of the Parties. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.
d.
Amendments. This Agreement may be modified, altered or terminated only by an express written agreement between You and the Company, which agreement must be signed by all Parties or their duly authorized agents, and expressly reference and attach a copy of this Agreement to be effective.

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e.
Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document. In the event that the Parties execute this Agreement by exchange of portable document format or other electronically signed copies or facsimile signed copies, the Parties agree that, upon being signed by all the Parties, this Agreement shall become effective and binding and that such copies shall constitute evidence of the existence of this Agreement.
f.
No Reliance on Representations. You represent and acknowledge that in executing this Agreement that You do not rely and have not relied upon any representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.
g.
Entire Agreement. This Agreement, together with your RCA, sets forth the entire agreement between the parties hereto, and fully supersedes any prior or contemporaneous agreements or understandings between the parties.
h.
Medicare Representations. You affirm, covenant, and warrant that You are not a Medicare beneficiary and are not currently receiving, have not received in the past, will not have received at the time of payment pursuant to this Agreement, are not entitled to, are not eligible for, and have not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if You are a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. You affirm, covenant, and warrant that You have made no claim for illness or injury against, nor are You aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by You before or after the execution of this Agreement. Furthermore, You are aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. You agree and affirm that, to the best of Your knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. You will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and You further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A), et seq.
11.
Acknowledgment.
a.
You confirm that, to the best of Your knowledge, You have returned to the Company all of its property, including without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain the Company information from any computer or other device that remains Your property after the Termination Date, provided such information is not subject to an ongoing litigation hold.

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b.
You acknowledge that this Agreement was presented to You on July 1, 2022. You further acknowledge that You have had at least 21 days after receipt of this Agreement to consider whether to execute this Agreement and that you understand all the provisions of this Agreement.
c.
You acknowledge and understand that after You execute this Agreement, You have seven (7) days to revoke the portion of this Agreement that relates to waiver and release of any claim You might assert under the Age Discrimination in Employment Act (“ADEA”). The parties agree that no payment as set forth in this Agreement will be made until after the seven (7) day revocation period has expired (the eighth day after execution by You being the “Effective Date” of this Agreement). You understand that by signing this Agreement, You are not waiving or releasing any ADEA claims based on actions or omissions that occur after the date of You signing of this Agreement. You agree that any revocation of Your ADEA waiver and release must be made in writing and postmarked on or before the seventh day following the execution of this Agreement and sent by certified mail to:

Jonathan Olefson

General Counsel

Syneos Health, Inc.

1030 Sync Street

Morrisville, NC 27560

jonathan.olefson@syneoshealth.com

d.
You acknowledge that with the exception of any payments and other benefits set forth in this Agreement or any signed retention bonus agreement (if applicable), and of Your final paycheck (to include Your regular wages and any accrued by unused vacation or other paid time off to be delivered by the next regularly scheduled payday or otherwise as required by law), You acknowledge payment of all compensation due to You by the Company.
e.
You acknowledge that You have been advised in writing, as reflected in this Agreement, and have had an opportunity to seek legal counsel concerning the terms of this Agreement. You warrant that You have read this Agreement, are knowingly and voluntarily entering into it and intend to be legally bound by the same, and that Your agreement thereto has not been the result of coercion or duress by the Company. You certify and agree that You are authorized and competent to sign this Agreement, and that You are receiving valuable and adequate consideration under this Agreement.

[signature page follows]

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I HAVE READ THIS GENERAL RELEASE THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS GENERAL RELEASE IS A LEGAL DOCUMENT.

IN WITNESS WHEREOF, Employee has executed this Release Agreement as of the date set forth below.

Dated: 8/1/2022	Paul Colvin /s/ Paul Colvin Address: [Redacted]
Dated: 7/28/2022	Received, Acknowledged and Accepted: SYNEOS HEALTH, INC. By: /a/ Jonathan Olefson Name: Jonathan Olefson Its: General Counsel

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Exhibit A

SUPPLEMENTAL RELEASE AGREEMENT

By signing this Supplemental Release Agreement where indicated below, I acknowledge and agree that I am hereby extending, through and including the date I sign below, the application of all of my representations, obligations, acknowledgements, and other provisions reflected in the Separation Agreement and General Release of Claims, dated July __, 2022 (the “Agreement”) that I entered into relating to my separation from employment with the Company (as defined in the Agreement), including but not limited to my full and binding release and waiver of all claims against the Company or any of the Released Parties (as defined in the Agreement), to the greatest extent permitted under applicable law.

I understand and agree that, pursuant to the terms of the Agreement, I am only eligible to receive certain consideration payments described therein if I timely execute this Supplemental Release and otherwise satisfy all terms and conditions set forth in the Agreement. I further understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled.

I agree that my signature below constitutes my certification that I have returned all documents and other items provided to me by the Company, developed or obtained by me in connection with my employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that I used in performing services for the Company.

I understand that I am not to sign and return this Supplemental Release until my Separation Date (as defined in the Agreement), and no later than three (3) days after the Separation Date. I acknowledge that I have been afforded at least twenty-one (21) days to consider this Supplemental Release and I have seven (7) days after I sign this Supplemental Release to revoke it. In the event that I sign this Supplemental Release and return it to the Company in less than this 21-day period, I hereby acknowledge that I have freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release. This Supplemental Release will become effective on the eighth (8th) day after I sign this Supplemental Release, so long as I have not revoked it before that date I acknowledge and understand that revocation must be accomplished by a written notification to the Company that is received prior to the end of the revocation period. By signing below, I acknowledge that I have read and understand and agree to all the terms of the Agreement and this Supplemental Release, and intend to be bound thereby.

*NOT TO BE SIGNED UNTIL ON/AFTER THE SEPARATION DATE*

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Dated: ___________________________	Paul Colvin Address:

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